Exhibit 99.45

EXECUTION COPY

FEES LETTER

Roust Trading Ltd

25 Belmont Hills Drive

Warwick WK 06

Bermuda

(“RTL”)

Attn:     The Directors

Closed Joint Stock Company “Russian Standard Corporation” (3AO «Koмnaнuя «Pyccĸuŭ Cmaн∂apm»)

123610

Moscow

Krasnopresnenskaya nab 12, office 1507

(“RSC”)

Attn:     The Directors

8 April 2013

Dear Sirs,

Fees Letter

This fees letter constitutes a legally binding agreement between the Parties.

1.	INTRODUCTION

(a)	We refer to:

(i)	the term sheet (the “Term Sheet”) dated on or around the date of this fees letter between RTL, RSC and Steb Holdings Ltd. (the “Lender”); and

(ii)	the deed of guarantee and indemnity (the “Guarantee”) dated on or around the date of this fees letter between RTL and RSC (together, the “Guarantors”) and the Lender.

(b)	Unless otherwise defined in this fees letter or unless the context otherwise requires, capitalised terms defined in the Term Sheet and/or the Guarantee, as applicable, shall have the same meaning when used in this fees letter.

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2.	FEES

Without prejudice or limitation to the Term Sheet and/or the Guarantee, in consideration of the Lender entering into the Term Sheet and the Guarantee, and in consideration of £1, receipt of which is hereby acknowledged, RTL hereby agrees that it shall pay (or cause to be paid) the following fees to the Lender in the manner set out below, such payments being guaranteed at all times by RSC. Notwithstanding anything to the contrary set forth in the Term Sheet, RTL and RSC shall not be required to pay the fees set forth in both this Fees Letter and the Term Sheet, but rather shall only be required to pay one or the other. Accordingly, the fees set forth in this Fees Letter shall be decreased on a dollar-for-dollar basis by the amount of the payment by RTL or RSC in respect of the corresponding fees in the Term Sheet and the fees set forth in the Term Sheet shall be decreased on a dollar-for-dollar basis by the amount of the payment by RTL or RSC of the corresponding fees under this Fees Letter. When the payment of any fee set forth herein is stated to be due on a day that is not a Business Day, such payment shall instead be due on the immediately succeeding Business Day.

2.1	Arrangement fee

An arrangement fee (the “Arrangement Fee”) equal to USD 500,000 to be paid to the Lender within 5 Business Days from the date on which the Term Sheet is signed by the parties thereto.

2.2	Commitment Fee

A commitment fee (the “Commitment Fee”) of USD 10,333,333 to be paid to the Lender in the following instalments:

(a)	one-third of the Commitment Fee shall be due and payable on the date of the Drawdown;

(b)	one-third of the Commitment Fee shall be due and payable on the date that is three months after the date of the Drawdown; and

(c)	one-third of the Commitment Fee shall be due and payable on the date that is six months after the date of the Drawdown.

2.3	Break-up Fee

(a)	A fee (the “Break-up Fee”) in the amount of USD 15,000,000 minus the amount of any Arrangement Fee paid hereunder, in the event that the Borrower does not incur the Loan prior to the expiration or termination, as applicable, of the Commitment Period, which Break-up Fee shall be due and payable within fifteen (15) calendar days following receipt by RTL of the Lender’s request therefor; provided, however, that the Lender shall not be entitled to the Break-up Fee if the failure to incur a Loan arises out of or results from any material breach by the Lender of the Term Sheet.

(b)	For the avoidance of doubt, any failure to incur the Loan as a result of the Borrower’s or any Guarantor’s failure to obtain necessary approvals, clearances or resolutions, or failure to enter into any Bilateral Facility Agreement or Drawdown the Loan shall not prevent the payment of the Break-Up Fee.

(c)	The Lender hereby agrees that, upon payment in full of the Break-up Fee, such fee shall be the Lender’s (and its affiliates’) sole and exclusive remedy with respect to any claims (whether at law, or equity, in contract, in tort or otherwise) in respect of this Fee Letter, the Term Sheet and the transactions contemplated thereby, and neither RTL nor any other party hereto nor any of their respective affiliates shall have any additional liability whatsoever to the Lender or any of its affiliates under any legal theory whatsoever.

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(d)	The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages if the Borrower does not incur the Loan prior to the expiration or termination, as applicable, of the Commitment Period, the Break-Up Fee payable in such event shall constitute liquidated damages, and not a penalty, and shall be in full and complete satisfaction of any and all damages arising in such event.

3.	PAYMENT

(a)	Payment of the Arrangement Fee, Commitment Fee and Break-up Fee (together, the “Fees”) shall be guaranteed by RSC and paid to the Lender:

(i)	In U.S. Dollars the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such banks as the Lender timely notifies RTL.

(ii)	Without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iii)	Exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, RTL shall also at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

4.	INDEMNITY

(a)	In addition to the fees, charges, interest, commissions and other amounts whatsoever due or becoming due to the Lender hereunder, each Guarantor shall, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of a failure by the Guarantors to pay any amount due under this Fees Letter on its due date.

5.	NON-REFUNDABLE

Except as otherwise set forth in preceding Section 2 hereof, the Fees once paid are non-refundable and non-creditable against any other fees payable in connection with the Term Sheet, the Guarantee and the transactions contemplated thereby.

6.	MISCELLANEOUS

(a)	Except as expressly provided otherwise in this Fees Letter, the terms of this Fees Letter may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded. Notwithstanding any term of this Fees Letter, no consent of a third party is required for any termination or amendment of this Fees Letter.

(b)	This Fees Letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter.

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7.	GOVERNING LAW AND JURISDICTION

(a)	This Fees Letter (and any non-contractual obligations arising out of or in connection with it) shall be governed by and construed in accordance with English law.

(b)	Any dispute arising out of or in connection with this fees letter (including a dispute relating to the existence, validity or termination of this fees letter or any non-contractual obligation arising out of in connection with this fees letter) (a "Dispute") shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (LCIA) (the "Rules"). For the purposes of arbitration, the Parties waive any right of application to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996.

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If you agree to the above, please acknowledge your agreement and acceptance of the terms of this fees letter by signing, scanning and returning the enclosed copy of this fees letter countersigned by you to us.

Yours faithfully

Steb Holdings Ltd.

By:
Name: Vladimirs Petrovs
Title: Director

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We acknowledge and agree to the above.

Roust Trading Ltd.

By:
Name: Wendell Malcolm Hollis
Title: Director

By:
Name: Nouriakhmetova Nelia Ravilevna
Title: Director

Closed Joint Stock Company “Russian Standard” Corporation”

By:
Name: Nouriakhmetova Nelia Ravilevna
Title: Director

By:
Name: Sipyagina Julia Jurievna
Title: Chief Accountant

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